UNITED STATES
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SCHEDULE 14A

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Cypress Semiconductor Corporation
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The following is a letter from Hassane El-Khoury, President and Chief Executive Officer of Cypress Semiconductor Corporation (the “Company”), to the Company’s shareholders.

To our shareholders:

2016 was a pivotal year for Cypress and we’re proud of what we accomplished!

Our new Cypress 3.0 vision and strategy have focused the company on markets growing faster than the semiconductor industry, including automotive, industrial and consumer applications within the emerging Internet of Things (IoT). We tackle the problems our customers care about and solve them with combinations of our microcontroller, wireless connectivity, analog, USB and memory products, together with the software that makes everything work seamlessly. After successfully integrating the Spansion and Broadcom IoT businesses, Cypress is now uniquely positioned to win with a leading portfolio of products, software, technology and talent. We are an embedded solutions company creating real and compelling value for our customers.

In March 2017, we put the world on notice, introducing the world’s only microcontroller platform optimized for the IoT and launching our Cypress 3.0 brand with a powerful presence at the Embedded World event in Munich, the largest global gathering of embedded systems engineers. We embraced our new identity as the problem solver our customers can rely on.

Since being named CEO, I’ve spent more than 50% of my time visiting customers. This top-level engagement is a major change for Cypress. We are now an externally focused company. As I tell our 6,200 employees, “everyone sells.” The response from our customers is consistent and clear: The world is moving faster than ever and they expect us to help them manage the pace of change by solving problems in new ways; our innovation is their differentiation. Our Cypress culture is also shifting to empower employees with the support they need to meet this expectation.

Our 2016 financial results were strong. We grew our revenue while expanding gross margins. GAAP revenue of $1.92 billion and non-GAAP revenue of $1.94 billion reflected year-on-year growth of 20% and 19%, respectively. Revenue from key Automotive and Industrial markets ended the year at 55% of our total, compared with just 30% in 2011. These predictable and stable markets will be the foundation of our company moving forward.

Our Automotive business grew 37% year-on-year in 2016. Revenue from the wireless connectivity solutions we acquired from Broadcom exceeded our expectations, increasing 15.6% sequentially in the fourth quarter of 2016. We have the broadest, most robust portfolio of wireless IoT solutions in the industry, with powerful cross-selling opportunities across our customer base and sales channels. Cypress also leads in the fast-growing market for USB-C controllers, which bring versatility and power delivery to a wide range of electronics.

We’re excited about the future. Our Cypress 3.0 strategy is translating into results. We will continue to grow profitably in 2017 with a focus on gross margin expansion.

Our team is focused, confident and energized by the opportunities before us as we remain firmly committed to delivering exceptional customer and shareholder value.

I’d like to take this opportunity to thank our customers, partners and employees, whose success and satisfaction are our first priority.

Hassane El-Khoury

President and CEO

FORWARD-LOOKING STATEMENTS

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “may,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “future,” “continue” or other wording indicating future results or expectations to identify such forward-looking statements that include, but are not limited to statements related to: our Cypress 3.0 strategy; and the Company’s financial and operational performance. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this press release. Our actual results may differ materially due to a variety of risks and uncertainties, including, but not limited to:  the uncertainty and expense of litigation; our ability to execute on our Cypress 3.0 strategy; global economic and market conditions; business conditions and growth trends in the semiconductor market; our ability to compete effectively; the volatility in supply and demand conditions for our products, including but not limited to the impact of seasonality on supply and demand; our ability to develop, introduce and sell new products and technologies; potential problems relating to our manufacturing activities; the impact of acquisitions; our ability to attract and retain key personnel; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.